SOUTHERN ELECTRONICS CORPORATION
                   4916 N. ROYAL ATLANTA DRIVE
                      TUCKER, GEORGIA 30085




Dear Southern Electronics Corporation Stockholders:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders to be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, October 31, 1996, at 12:00 p.m., local time, for the following purposes:

     (I) To elect two Class II directors for terms to expire at the 1999 Annual Meeting of Stockholders and one Class I director for a term to expire at the 1998 Annual Meeting of Stockholders (this director is being elected to fill a vacancy created by the resignation of a Class I director);

     (ii) To approve an amendment to the Southern Electronics Corporation (the "Company") 1991 Stock Option Plan to increase the number of shares available for issuance by 500,000; and

     (iii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     During the meeting we will review the results of the year ended June 30, 1996 and report on significant aspects of our operations during the first quarter of fiscal 1997.

     We would appreciate your completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

                                   Sincerely,



                                   /s/ GERALD DIAMOND
                                   Gerald Diamond,
                                   Chairman of the Board and
                                   Chief Executive Officer


October 1, 1996

                 SOUTHERN ELECTRONICS CORPORATION
                   4916 N. ROYAL ATLANTA DRIVE
                      TUCKER, GEORGIA 30085


             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To the Stockholders:

     The Annual Meeting of Stockholders of Southern Electronics Corporation will be held at the executive offices of the Company, 4916 North Royal Atlanta Drive, Tucker, Georgia, on Thursday, October 31, 1996 at 12:00 p.m., local time, for the following purposes:

     (I) To elect two Class II directors for terms to expire at the 1999 Annual Meeting of Stockholders and one Class I director for a term to expire at the 1998 Annual Meeting of Stockholders (this director is being elected to fill a vacancy created by the resignation of a Class I director);

     (ii) To approve an amendment to the Southern Electronics Corporation (the "Company") 1991 Stock Option Plan to increase the number of shares available for issuance by 500,000; and

     (iii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed September 6, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE
REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                             By Order of the Board of Directors,



                             /s/ LARRY G. AYERS
                             Larry G. Ayers, Secretary

October 1, 1996

                 SOUTHERN ELECTRONICS CORPORATION
                   4916 N. Royal Atlanta Drive
                      Tucker, Georgia 30085


                         PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Southern Electronics Corporation (the "Company") in connection with the solicitation of proxies for use at the 1996 Annual Meeting of Stockholders of the Company to be held Thursday, October 31, 1996, at the Company's executive offices, 4916 North Royal Atlanta Drive, Tucker, Georgia 30085, and at any adjournments thereof (the "Annual Meeting"). The Notice of the meeting, this Proxy Statement and the form of proxy will be first mailed on or about October 1, 1996 to stockholders of record of the Company on the Record Date (as defined below).

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                     SHARES ENTITLED TO VOTE

     Each valid proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy. If instructions are not given in the proxy, it will be voted FOR the election as directors of the nominees listed in this Proxy Statement, FOR the proposed amendment to the Company's 1991 Stock Option Plan, and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting. The submission of a signed proxy will not affect a stockholder's right to attend, and to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company, executing a proxy bearing a later date or attending and voting in person at the Annual Meeting.

     Only stockholders of record as of the close of business on September 6, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 7,129,747 shares of the Company's Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters presented for stockholder vote.

     According to the Bylaws of the Company, the holders of a majority of shares of Common Stock outstanding and entitled to be voted at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business. Failure of a quorum to be represented at the meeting will necessitate an adjournment and will subject the Company to additional expense. When a quorum is present at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Delaware law, the Certificate of Incorporation or the Bylaws. The election of directors and the adoption of the proposed amendment to the Company's 1991 Stock Option Plan require the vote of a majority of the shares represented at the Annual Meeting and entitled to vote.

     Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders; consequently abstentions will have the effect of votes against each of the proposals to which the abstentions relate. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. As a result, broker non-votes will have no effect on any matter presented for approval. If authority to vote for one or more director nominees is withheld, no vote will be cast with respect to the shares represented and the outcome of the election will not be affected.

                PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of five members. The Board of Directors is divided into three classes of directors, designated Class I, Class II and Class III, with each class having two members. The term of the Class II directors expires at the upcoming Annual Meeting. The terms of the Class III and Class I directors expire at the 1997 and 1998 Annual Meetings of Stockholders, respectively. Stockholders of the Company annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the upcoming Annual Meeting, stockholders will elect two directors to serve as Class II directors and one director to serve as a Class I director. The Board of Directors has nominated the two Class II nominees named below to serve as Class II directors until the Annual Meeting of Stockholders in 1999 or until their successors have been duly elected and qualified. The Board of Directors has nominated the Class I nominee named below to serve as a Class I director until the Annual Meeting of Stockholders in 1998 or until his successor has been duly elected and qualified. The Class I nominee was nominated to fill the vacancy created by the resignation of a former Class I director, Michel Zaleski.

     It is the intention of the persons named as proxies to vote their proxies for the election as directors of the nominees appearing below. Messrs. Risner and Rosenthal are currently members of the Board of Directors. Mark Diamond was nominated to serve as a Class I director at the meeting of the Company's Board of Directors held on September 12, 1996. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or decline to serve as a director.

     Set forth below is certain information furnished to the Company by each nominee.

          CLASS II: TERM EXPIRES AT 1996 ANNUAL MEETING

RAY D. RISNER
Age: 51

     Mr. Risner has been a director of the Company since November 1994 and has served as President and Chief Operating Officer of the Company since May 1995. Prior to his appointment to the aforementioned positions, Mr. Risner served as Executive Vice President-Administration from February 1995 to May 1995. Mr. Risner has served as President and Chief Operating Officer of Southern Electronics Distributors, a wholly-owned subsidiary of the Company ("SED") since August 1995. Mr. Risner served as Vice Chairman of RJM Group, Inc., a private investment advisory firm, from 1989 to 1994. From 1987 to 1989, he served as Vice President, Financial Administration of RJR Nabisco, Inc. Mr. Risner is also a trustee and Vice Chairman of The National Faculty and a member of the Board of American Red Cross Blood Services, Atlanta, Georgia.

CARY ROSENTHAL
Age: 56

     Mr. Rosenthal has been a director of the Company since 1992.
Mr. Rosenthal has been President of Phoenix Communications, Inc., a commercial printing firm, since 1977.

          CLASS I:  TERM EXPIRES AT 1998 ANNUAL MEETING

MARK DIAMOND
Age: 31

     Mr. Diamond was nominated to be a director of the Company at the meeting of the Board of Directors held on September 12, 1996 to fill the vacancy left by the resignation of Michel Zaleski. Mr. Diamond has been employed by SED on a full-time basis in the Sales Department since January 1987. In February 1991, Mr. Diamond was elected Vice President - Sales of SED and in May 1993, was elected Executive Vice President - Marketing of SED. In February 1994,
Mr. Diamond was elected Executive Vice President - Sales of SED, and in July 1995, he was elected Executive Vice President of the Registrant and in August 1995, he was elected Executive Vice President of SED. Mark Diamond is the son of Gerald Diamond.

 The Board of Directors recommends that the stockholders vote FOR the election as directors of the nominees listed above.

                  DIRECTORS CONTINUING IN OFFICE

     The three individuals named below are now serving as directors of the Company with terms expiring at the times indicated.

          CLASS III: TERM EXPIRES AT 1997 ANNUAL MEETING

GERALD DIAMOND
Age: 58

     Mr. Diamond has been a director of the Company since 1980. Mr. Diamond currently serves as Chairman of the Board and Chief Executive Officer of the Company and SED. He was elected President and Chairman of the Board of the Company and SED in June 1986 and served in two or more capacities as Chairman of the Board, Chief Executive Officer and President of the Company and SED from that time up until May 1995. Mr. Diamond, a founder of the predecessor to the Company, served as its President and Treasurer from July 1980 through July 1986. Mr. Diamond has been in the electronics-related business for over 30 years. Mr. Diamond is the father of Mark Diamond.

G. WILLIAM SPEER
Age: 55

     Mr. Speer has been a director of the Company since 1986. He has practiced law with Powell, Goldstein, Frazer & Murphy in Atlanta, Georgia since 1965 and has been a partner of that firm since 1970. He also serves on the Board of Directors of QMS, Inc., a manufacturer of computer printers.

          CLASS I:  TERM EXPIRES AT 1998 ANNUAL MEETING

STEWART I. AARON
Age: 56

     Mr. Aaron has been a director of the Company since November
1994. Mr. Aaron has served as President of LABS, Inc., a silk plant manufacturer based in Atlanta, Georgia, for the past 20 years.

          INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held four meetings during the fiscal year ended June 30, 1996 (which is sometimes referred to as "fiscal 1996"). No director attended less than 75% of the aggregate number of meetings of the Board of Directors or of any committee on which he served. The Board of Directors has no standing nominating or compensation committee.

     Messrs. Aaron, Rosenthal and Speer constitute the members of the Company's Audit Committee. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify: (i) making recommendations to the Board with respect to the selection of independent auditors and their fees and duties; (ii) conferring with and receiving reports from the Company's independent auditors; (iii) authorizing any special or supplemental activities of the Company's independent auditors and considering the effect of such activities on their independence: and (iv) reviewing internal auditing procedures and the adequacy of internal controls and monitoring compliance with such controls. The Audit Committee held one meeting during fiscal 1996.

     During fiscal 1996, Messrs. Aaron and Rosenthal each received aggregate cash compensation of $5,000 for attendance at Board meetings. No other cash remuneration was paid to directors during fiscal 1996. The Company pays ordinary and necessary travel expenses for non-management directors to attend Board and any committee meetings. As compensation for serving as directors to the Company in fiscal 1996, Messrs. Aaron, Speer and Rosenthal each received a non-qualified stock option to purchase up to 10,000 shares of the Company's Common Stock having an exercise price of $5.88 per share vesting immediately upon grant.

     On August 6, 1996, ZS SED L.P. and ZS Southern L.P., each a Delaware limited partnership (collectively, the "ZS Partnerships"), sold an aggregate of 1,164,851 shares of the Company's Common Stock pursuant to the Company's Registration Statement on Form S-3 (File No. 333-5043), which was declared effective by the Securities and Exchange Commission on June 11, 1996. In connection therewith, Michel Zaleski, a general partner of the ZS Partnerships, resigned as a director of the Company and from all other positions then held with the Company and its wholly-owned subsidiary, Southern Electronics Distributors, Inc.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors does not have a standing Compensation Committee or any other committee performing similar functions. Rather the Board of Directors acts collectively to determine all forms of compensation excluding base salaries which are currently governed by employment agreements and stock options which are granted by members of the Board's stock option committees. See "Executive Compensation Executive Compensation Report." Consequently, relationships that SEC regulations would otherwise require to be described only with respect to Compensation Committee members are instead described with respect to all members of the Board of Directors.

     On July 2, 1986, the Company entered into a now expired five-year Consulting and Financial Advisory Agreement (the "Advisory Agreement") with The ZS Fund L.P. a Delaware limited partnership ("ZS Fund") in which Zaleski, Sherwood & Co., Inc. ("Zaleski, Sherwood") owns a 1% interest and is a general partner (former director Michel Zaleski is a director of Zaleski, Sherwood, owns 50% of its common stock and serves as its Chairman of the Board). Zaleski, Sherwood agreed to forego the $75,000 annual fee due under the aforementioned agreement effective March 1, 1995, and did not receive any fees with respect to the Advisory Agreement from March 1, 1995 until the expiration of the term of such agreement on July 2, 1996. Management believes that the terms of the Advisory Agreement were no less favorable than could have been obtained from unaffiliated parties. Mr. Zaleski resigned as a director of the Company effective August 6, 1996.

     In July 1984, the predecessor to the Company leased its office and warehouse facility from Royal Park Company ("Royal Park"), a general partnership whose initial partners included members of SED Associates, and whose partners currently consist of Gerald Diamond and his wife Jean Diamond. Royal Park financed the construction of the facility primarily through the proceeds of an $800,000 industrial revenue bond. The facility's lease term mirrored the 15-year bond repayment period expiring on October 1, 1999, or at such earlier time as the bond was prepaid in full, and included an option to renew for five additional years. The lease also provided the Company with a right of first refusal to purchase the facility in the event Royal Park proposed to sell the facility during the lease term. Annual rental payments equalled $176,000 (as of fiscal
1996), subject to adjustment every three years to reflect any cumulative "cost of living" increase as reported in the U.S. Department of Labor's Consumer Price Index. Royal Park prepaid all amounts owing under the industrial revenue bond in December 1990 at which time the lease, by its terms, terminated. Effective as of January 1, 1991, Royal Park and the Company entered into a new lease for the office and warehouse facility expiring October 1, 1999 having substantially the same terms as the original lease, including a right of first refusal option. The new lease, however, does not provide for a renewal option. The Company believes that the original lease was, and the new lease is, on terms no less favorable than those that could be obtained from unaffiliated parties.

     Pursuant to the terms of the SED Associates Partnership Agreement (the "Partnership Agreement"), as amended by the first and second amendments thereto, ZS Partners, a New York general partnership including Michel Zaleski and Ned L. Sherwood ("ZS Partners"), was entitled to 20% of the income and gain recognized by SED Associates a Georgia general partnership ("SED Associates"), from the sale of the Company's Common Stock owned of record by the partnership, with the remaining 80% of the income and gain allocated to the other partners of the partnership in proportion to the number of shares of Common Stock deemed sold on that partner's behalf. On August 7, 1996, ZS Partners, of which Mr. Zaleski is a general partner, withdrew as a general partner of SED Associates. In connection with such withdrawal and pursuant to the Third Amendment to the Partnership Agreement dated August 7, 1996, SED Associates distributed to ZS Partners 134,597 shares of Common stock, which distribution was based on the then current fair market value of the Common Stock of the Company. The Partnership Agreement was amended to provide for the distribution of the aforementioned shares in lieu of the right to receive 20% of the income and gain upon the sale of the Company's Common Stock owned by SED Associates granted to ZS Partners under the terms of the Partnership Agreement, prior to the third amendment.

     Except for Gerald Diamond, who serves as Chairman and Chief Executive Officer of the Company, Ray D. Risner, who serves as President and Chief Operating Officer of the Company, and former director Michel Zaleski, who served as Vice President of the Company and SED in 1986 and 1987, none of the members of the Board are or have been officers or employees of the Company.

                       OWNERSHIP OF SHARES

     The following table sets forth certain information as of September 12, 1996 regarding the amount of Common Stock beneficially owned by each director and director nominee of the Company, each named executive (as defined under the heading "Executive Compensation-Compensation Tables"), all directors and executive officers of the Company as a group, and all persons known to the Company who beneficially own more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown in the table reflect sole voting and investment power except as otherwise noted.


      Name of Beneficial Owner        Amount and Nature of       Percent of
                                      Beneficial Ownership         Class
Gerald Diamond (1) . . . . . . . . .      1,024,504(2)(3)           13.5%
Cary Rosenthal . . . . . . . . . . .         42,000(4)                *
G. William Speer . . . . . . . . . .         51,500(5)                *
Mark Diamond (1) . . . . . . . . . .        621,652(2)(6)            8.6%
Trust FBO Julie Diamond (1). . . . .        538,504(2)(7)            7.6%
Stewart I. Aaron . . . . . . . . . .         20,000(8)                *
Ray D. Risner (1)  . . . . . . . . .         46,667(9)                *
Larry G. Ayers (1) . . . . . . . . .         63,290(10)               *
Jean Diamond (1) . . . . . . . . . .      1,024,504(2)(11)          13.5%
Michel Zaleski (12). . . . . . . . .        489,886(13)              6.9%
Ned L. Sherwood (12)   . . . . . . .        479,886(14)              6.7%
Pioneering Management
  Corporation (15) . . . . . . . . .        695,000                  9.7%
SED Associates (1) . . . . . . . . .        538,504                  7.6%
All current directors and
 executive officers as a group
 (8 persons) . . . . . . . . . . . .      1,331,109(16)             16.9%

____________________
*    Represents less than one percent of the outstanding Common
Stock.

     (1)  4916 North Royal Atlanta Drive, Tucker, Georgia 30085.

     (2) Includes 538,504 shares held of record by SED Associates, a general partnership comprised of Gerald Diamond, Mark Diamond and Trust FBO Julie Diamond. Each of the general partners of SED Associates may be deemed to own beneficially the aggregate number of shares (538,504) of Common Stock owned by the partnership. Pursuant to the SED Associates Partnership Agreement, Gerald Diamond has been designated as Managing Partner and, as such, has sole voting and investment power with respect to the shares of Common Stock owned by SED Associates.

     (3) The shares indicated include 538,504 shares owned of record by SED Associates, 450,000 shares subject to options exercisable within 60 days, and 36,000 shares subject to options exercisable within 60 days by Jean Diamond, Vice President of Credit of SED and the spouse of Mr. Diamond, with respect to which Mr. Diamond disclaims beneficial ownership. See Footnote (2) above.

     (4) Includes 41,500 shares subject to options exercisable within 60 days.

     (5) All of the shares indicated are subject to options exercisable within 60 days.

     (6) The shares indicated include: (i) 14,081 shares owned of record by Mark Diamond (of which 10,000 shares are restricted stock which will vest on October 14, 1999),
          (ii) 69,067 shares subject to options exercisable within 60 days and (iii) 538,504 shares owned of record by SED Associates. Mark Diamond owns of record an approximately 1.63% general partnership interest in SED Associates. An approximately 1.63% general partnership interest in SED Associates is held of record by Mr. Diamond as trustee of a trust for the benefit of his sister, Julie Diamond Paterson.

     (7)  All of the shares indicated are held through SED
          Associates.

     (8) All of the shares indicated are subject to options exercisable within 60 days.

     (9) Includes 30,000 shares of restricted stock which will vest on May 23, 1998 and 16,667 shares subject to options exercisable within 60 days.

     (10) Includes 10,271 shares owned of record by Larry G. Ayers (of which 10,000 shares are restricted stock which will vest on October 14, 1999); includes 53,000 shares subject to options exercisable within 60 days, 18 shares held by Mr. Ayers' spouse and one share held by his child.

     (11) The shares indicated include: (i) 538,504 shares held by SED Associates (See Footnote (2) above), (ii) 36,000 shares subject to options exercisable in 60 days and
          (iii) 450,000 shares subject to options exercisable within 60 days by Gerald Diamond.

     (12) 120 West 45th Street, Suite 2600, New York, New York
          10036.

     (13) The shares indicated include 2,000 shares owned by ZS Fund L.P., 212,709 shares owned by ZS SED L.P., a Delaware limited partnership ("ZS SED"), and 187,291 shares held by ZS Southern L.P., a Delaware limited partnership ("ZS Southern") and 10,000 shares subject to options exercisable within 60 days. As a general partner of ZS SED and ZS Southern, the indicated person may be deemed to own beneficially the entire amount shown.

     (14) The shares indicated include 2,000 shares held by ZS Fund L.P., 212,709 shares owned by ZS SED and 187,291 shares held by ZS Southern. As a general partner of ZS SED and ZS Southern, the indicated person may be deemed to beneficially own the entire amount shown.

     (15) 60 State Street, 20th Floor, Boston, Massachusetts 02109.

     (16) Includes 737,734 shares subject to options exercisable within 60 days.


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to the beneficial ownership of the Company's equity securities. Based solely on a review of the
Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, the Reporting Persons have complied with all applicable Section 16(a) filing requirements during and with respect to the fiscal year ended June 30, 1996, with the following exceptions: each of Gerald Diamond, Jean Diamond, Trust FBO Julie Diamond and SED Associates filed two late reports; and Mark Diamond filed three late reports.

                      EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION REPORT

     The Board of Directors of the Company does not have a standing compensation committee or any other Board committee performing equivalent functions. Rather, during each fiscal year, Gerald Diamond, Chairman of the Board and Chief Executive Officer of the Company, recommends to the Board (or in some cases a committee thereof as discussed below) for its approval the non-base salary compensation to be paid to executive officers of the Company, excluding himself, subject to any applicable employment agreements with those persons. Stewart I. Aaron and Cary Rosenthal, directors of the Company, currently serve as the members of the committees administering the Company's 1986 Stock Option Plan, 1991 Stock Option Plan, 1988 Restricted Stock Award Plan and 1995 Formula Stock Option Plan, and as such, with the exception of the 1995 Formula Stock Option Plan, review and act upon Mr. Diamond's recommendations with respect to stock option grants and restricted stock awards under those plans. Gerald Diamond, Stewart Aaron and Cary Rosenthal also serve as the members of the committee administering the Company's 401(k) plan available to all eligible employees of the Company and SED, including executive officers. Accordingly, this Report is submitted over the names of all of the members of the Company's Board of Directors.

     Executive Compensation Philosophy. The Company's executive compensation program is designed to help it identify and retain outstanding executives in the microcomputer and cellular telephone wholesale distribution industry. The Company believes this focus will enable it to hire and retain the best executive talent and help it meet its long-range objectives. Key elements of this philosophy include the following:

[BULLET] Appeal to the executive who is motivated to position the Company as a leader in selected markets.

[BULLET] Align the financial interests of the executives with those of the stockholders.

[BULLET]  Reward above-average returns to stockholders.

[BULLET] Provide compensation opportunities that are within the range of those provided by microcomputer and cellular telephone wholesale distribution companies of similar sizes.

     As a result of the emphasis on linking executive compensation to individual and corporate performance, the Company's executives may be paid more or less than executives of the Company's competitors.

     The Board of Directors anticipates that the design of policies regarding executive compensation will evolve as the Company grows. As a baseline, the Board supports the concept that stock ownership by management and stock-related compensation arrangements are beneficial in aligning interests and enhancing stockholder value among management, the Board and the stockholders.

     Executive Compensation Components. There are two components to
the Company's executive compensation program   annual cash
compensation (which includes base salary and annual cash bonuses) and longer-term incentive compensation.

     Base Salary. In 1989, SED entered into five-year employment agreements expiring on June 30, 1994 with each of the named executives (other than Gerald Diamond, whose compensation arrangements are discussed separately below). In 1991, the Board of SED extended the term of each of these agreements until June 30, 1996. In 1996, the Board of Directors of SED determined the initial base salary for each of the named executives, other than Gerald Diamond, after taking into account the historical financial performance of the Company, the performance of that person with respect to the areas under his or her responsibility, and a desire by the Board to treat these persons relatively equally. Although the Board utilized the foregoing guidelines in its deliberations, the ultimate decision made by the Board was subjective and not based on any particular stated individual or Company performance criteria or on salaries paid by the Company's competitors. Salaries are adjusted annually by an amount equal to the greater of 5% or the annual increase in the Consumer Price Index. See "Executive Compensation Employment Agreements" for a summary of the terms of the employment agreements.

     Bonuses. During each fiscal year, Gerald Diamond recommends to the Board annual cash bonuses for the Company's executive officers (excluding himself). The Board considers his recommendation and awards bonuses based on that recommendation and on the Board's own subjective evaluation of the executive's individual leadership and performance in his or her area of responsibility and on the net earnings and return on equity of the Company for the fiscal year for which the bonus is to be awarded. Although the Board gives the foregoing factors relatively equal weight in its deliberations, its ultimate determination is subjective and is not based on any particular stated individual or Company performance objectives.

     Long-Term Incentives. The long-term incentive compensation program currently consists of stock grant and option plans pursuant to which the Company may grant executives and other key employees of the Company restricted shares of Common Stock and options to purchase shares of the Company's Common Stock. Restricted shares of Common Stock granted to key employees are in the nature of a bonus without payment of any consideration by the recipient. The restricted shares become vested at the time or times specified by the committee administering this plan. Prior to vesting, however, recipients of awards have all other rights of a stockholder, including the right to vote the shares and to receive any dividends declared and paid on the Common Stock so awarded. Generally, the exercise price of options granted under a stock option plan is equal to the fair market value of the underlying shares on the date of grant, usually options become exercisable in 20% increments on the first through fifth anniversaries of the date of grant and are exercisable up to ten years from the date of grant. The Board of Directors believes that the stock grant and option plans promote greater interest in the welfare of the Company by retaining executives and key employees and allowing them to share in the Company's success.

     CEO Compensation. SED has a five-year employment agreement with Gerald Diamond subject to automatic one-year extension of the five-year term upon the expiration of each year of employment unless the SED Board notifies Mr. Diamond within a specified period during the year that the term of the agreement will not be extended.

     The employment agreement provides for an annual base salary of $475,757 (as of fiscal 1997), adjusted annually in accordance with increases in the Consumer Price Index. Under the terms of the employment agreement, in addition to annual base salary, Mr. Diamond is eligible to receive annual cash bonuses equal to 5% of the Company's Pretax Adjusted Annual Income, which means with respect to a given year, the sum of (A) earnings before taxes and minority interests of the Company as reported on its audited consolidated statement of operations for such year, excluding, in all cases (i) any nonrecurring income and nonrecurring costs or expenses which income, costs or expenses are extraordinary in the reasonable opinion of the Company's Board of Directors, all as calculated in accordance with generally accepted accounting principles consistently applied, (ii) any interest income or expense, and (iii) additional amortization or depreciation or increase in the costs of goods sold resulting from any asset revaluations or goodwill, Less (B) $6,000,000 in each of fiscal
1994 through 1996, and $6,000,000 each fiscal year thereafter unless SED and Mr. Diamond agree upon a different amount. In
February 1995, the Board of Directors, with Mr. Diamond's concurrence, fixed Mr. Diamond's bonus payable for each year during the term of his employment agreement following fiscal year 1995 at Mr. Diamond's actual bonus for fiscal 1995 calculated in accordance with the above formula. On September 24, 1996, the Company's Board of Directors determined that, effectie July 1, 1996, Mr. Diamond's bonus would be calculated in accordance with the foregoing formula and not be fixed at Mr. Diamond's actual bonus level for fiscal 1995. Mr. Diamond agreed to forego his bonus for fiscal 1996.

     The Board of Directors' philosophy in establishing the base salary and performance bonus structure reflected in Mr. Diamond's employment agreement was to consider the pay to CEOs of similarly-sized companies in the microcomputer and cellular telephone wholesale distribution industry as a guide and to provide an incentive to Mr. Diamond to remain with the Company and to continue to grow the business of the Company. The Board of Directors intends to evaluate Mr. Diamond's compensation package during fiscal 1997 based on the factors described above and Mr. Diamond's duties and responsibilities with respect to management of the Company. Any new compensation package that the Board of Directors may propose will be subject to the re-negotiation of Mr. Diamond's current employment agreement.

     Mr. Diamond also is eligible to receive additional compensation under the Company's long-term incentive compensation program described above. The Board believes that such compensation aligns the financial interests of the CEO with those of the stockholders and with the Company's financial performance.

     Other Compensation Plans. The Company and SED maintain two broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees. These include: (i) The Company's 401(k) Plan and (ii) the Southern Electronics Distributors Savings Plan and Trust. Pursuant to both plans, the Company and SED will match 25% of the amount of contributions of each participant up to 10% of the participant's compensation. The Company and SED may also elect in any year to make an additional contribution to either of the plans for that year, which in any event shall not exceed 15% of all participants' compensation for the Company's and SED's taxable year. Neither plan provides for investments in the Company's Common Stock.

     Limitations on the Deductibility of Compensation. Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1 million. Qualifying performance - based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1 million base. It has been determined that no portion of anticipated compensation payable to any executive officer in fiscal 1996 would be non-deductible. The Board of Directors will continue to address this issue when formulating compensation arrangements for executive officers.

               SUBMITTED BY THE BOARD OF DIRECTORS
               OF SOUTHERN ELECTRONICS CORPORATION

                          Gerald Diamond
                          Cary Rosenthal
                         Stewart I. Aaron
                         G. William Speer
                          Ray D. Risner

FIVE-YEAR PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total stockholder return on the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the average performance of a group consisting of the Company's peer corporations on a line-of-business basis. The companies making up the peer corporations group are AmeriQuest Technologies, Inc., Arrow Electronics, Inc., Avnet, Inc., Liuski International, Inc., Marshall Industries,
Merisel, Inc., Tech Data Corporation, United Stationers, Inc. and Western Micro Technology. This year, AmeriQuest Technologies, Inc. replaces Robec, Inc. since these two companies merged together in 1995. This graph assumes that $100 was invested on June 30, 1991 in the Company's Common Stock and in the other indices, and that all dividends were reinvested. The peer corporations were weighted on a market capitalization basis at the time of each reported data point. The stock price performance shown below is not necessarily indicative of future price performance.

[GRAPH HERE]

                                       Base
                                      Period   Return    Return    Return    Return    Return
                                       1991     1992      1993      1994      1995      1996
Southern Electronics Corporation        100    161.53    281.24    108.17     86.54    108.17

Peer Group Index                        100    128.90    182.33    178.87    234.44    229.26

NASDAQ National Market
(U.S.) Index                            100    120.13    151.08    152.52    203.59    261.37

COMPENSATION TABLES

     This section of the Proxy Statement discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company earning over $100,000 in salary and bonus for the three fiscal years ended June 30, 1996 (together, these persons are sometimes referred to as the "named executives"). The Company did not award any stock appreciate rights ("SARs") during fiscal 1996.

                    SUMMARY COMPENSATION TABLE





                                  Annual Compensation                             Long-Term Compensation
                                                                                  Awards            Payouts
                                                            Other
                                                           Annual       Restricted      Securities           All Other
Name and Principal                                         Compen-         Stock        Underlying   LTIP     Compen-
    Position           Year       Salary        Bonus       sation        Award(s)        Options   Payouts    sation
                                   ($)           ($)        ($)(1)         ($)(2)           (#)       ($)      ($)(3)
Gerald Diamond         1996      $386,810      $      0     $     0      $      0         $     0      $0      $1,607
 Chairman of           1995       622,427       178,250           0             0               0       0       2,310
 the Board,            1994       436,937             0           0             0               0       0       2,310
 Chief Executive
 Officer and
 Director of the
 Company and SED

Ray D. Risner          1996      $121,549      $ 40,000     $     0      $      0         $     0      $0      $1,398
 President and         1995        60,775        30,000           0       165,000 (8)      30,000       0           0
 Chief Operating       1994             0             0           0             0               0       0           0
 Officer

Mark Diamond           1996      $134,009      $ 72,800     $     0             0          20,000      $0      $1,800
 Executive Vice        1995       127,628        80,000           0        52,500 (4)           0       0       2,919
 President of the      1994       121,550        15,000           0             0             (6)       0         616
 Company and SED

Larry G. Ayers         1996      $134,000      $      0     $     0      $      0         $     0      $0      $1,440
 Vice President--      1995       127,628             0           0        52,500 (4)           0       0       2,403
 Finance, Chief        1994       121,550             0           0             0             (7)       0       1,537
 Financial Officer,
 Secretary and
 Treasurer of the
 Company and SED

Jean Diamond           1996      $167,511      $ 60,000     $     0      $      0         $     0      $0      $2,391
 Vice President--      1995       159,535             0           0             0               0       0       2,405
 Credit of SED         1994       151,938             0           0             0             (5)       0       1,901

__________________________
(1) Does not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that the aggregate amount thereof with respect to any named executive does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any fiscal year to which such benefits pertain.

(2) At June 30, 1996, the named executives held the following dollar values of restricted stock previously granted pursuant to the Company's 1988 Restricted Stock Plan: Gerald Diamond $0; Jean Diamond $0; Mark Diamond $62,500; Larry G. Ayers $62,500; and Ray D. Risner $187,500. The dollar value of the restricted stock was determined by multiplying the number of restricted shares held at June 30, 1996 by the closing sales price of the Common Stock as reported by the Nasdaq National Market ("Nasdaq") on that date. No restricted stock held by the named executives vested in fiscal 1996. Dividends are accrued on restricted stock.

(3) The amounts indicated relate to contributions made by the Company pursuant to its 401(k) Plan and Savings Plan and Trust for the benefit of each of the named executives.

(4) Calculated based on an award of 10,000 shares of restricted stock valued at $5.25 per share (the closing price of the Company's Common Stock on October 13, 1994, the day before the date of grant).

(5) Ms. Diamond was granted options to purchase 30,000 shares and 20,000 shares of Common Stock in fiscal 1992 and 1993, respectively. The option to purchase 30,000 shares was repriced on May 25, 1994. The option to purchase 20,000 shares was repriced on November 16, 1993 and May 25, 1994. Consequently, Ms. Diamond was granted new options to purchase an aggregate of 50,000 shares of Common Stock during fiscal 1994, but each grant accompanied a cancellation of an option pursuant to the same number of shares.

(6) Mr. Diamond was granted options to purchase 20,000 shares and 29,250 shares of Common Stock in fiscal 1993. The option to purchase 20,000 shares was repriced on November 16, 1993 and May 25, 1994 and the option to purchase 29,250 shares was repriced on May 25, 1994. Consequently, Mr. Diamond was granted new options to purchase an aggregate of 49,250 shares of Common stock during fiscal 1994, but each grant accompanied a cancellation of an option to purchase the same number of shares.

(7) Mr. Ayers was granted options to purchase 20,000 shares of Common Stock during fiscal 1993. These options were repriced on November 16, 1993 and May 25, 1994. Consequently, Mr. Ayers was granted options to purchase 20,000 shares of Common Stock on two occasions during fiscal 1994, but each grant accompanied a cancellation of an option to purchase the same number of shares.

(8) Calculated based on an award of 30,000 shares of restricted stock valued at $5.50 per share, the closing price of the Company's Common Stock on May 22, 1996, the day before the grant date.

                   OPTION GRANTS IN FISCAL 1996


                                                                  Potential Realizable Value
                        Individual Grants                           at Assumed Annual Rates
                                                                  of Stock Price Appreciation
                                                                       for Option Term
                            Percent of
                               Total
                Number of     Options
               Securities    Granted to
               Underlying    Employees
                 Options     in Fiscal   Exercise    Expiration           5%           10%
Name             Granted       Year       Price         Date             ($)           ($)
Mark Diamond     20,000(1)      5.7%      $5.88    August 30, 2005     $76,000      $200,800
Larry G. Ayers   15,000(1)      4.3%      $5.88    August 30, 2005     $57,700      $150,600

____________________
(1) Represents a grant of options on August 30, 1995. Such options vest in 33% increments commencing the first anniversary of the date of grant. In the event of a change in control (as defined in the applicable stock option agreement), these options become immediately exercisable.

   OPTION EXERCISES IN FISCAL 1996 AND VALUES AT JUNE 30, 1996

    This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal year ended June 30, 1996 and the value of unexercised options held at June 30, 1996. There were no SARs outstanding during fiscal 1996. The value of unexercised in-the-money options at fiscal year-end was calculated based on the closing sales price of the Common Stock reported by the Nasdaq National Market ("Nasdaq") on that date.
This table assumes no options were exercised by the named executives in fiscal 1996.


          AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                1996 FISCAL YEAR-END OPTION VALUE


                                                              Number of
                                                         Securities Underlying              Value of
                                                              Unexercised                  Unexercised
                                                                Options                    in-the Money
                                                               at FY-End                    Options at
                                                                (#)(1)                     FY-End ($)(2)
                       Shares
                      Acquired
                     On Exercise    Value Realized
    Name                  (#)             ($)         Exercisable   Unexercisable   Exercisable   Unexercisable
Gerald Diamond            --               --           450,000              0       $612,000         $     0
Ray D. Risner             --               --            16,667         13,333       $ 17,500         $10,000
Mark Diamond              --               --            69,067         27,183       $ 56,887         $11,858
Larry G. Ayers            --               --            53,000         18,000       $ 56,810         $ 7,700
Jean Diamond              --               --            36,000         14,000       $ 18,000         $ 7,000

________________

(1) Includes options granted prior to fiscal 1996.

(2) Value of Unexercised, in-the-Money Options at June 30, 1996 is calculated as follows: [(Per Share Closing Sales Price on June 30, 1996) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sales price as reported by Nasdaq on June 30, 1996 was $6.25.

                      EMPLOYMENT AGREEMENTS

    SED has employment agreements with Gerald Diamond, Larry G. Ayers, Jean Diamond, Mark Diamond and Ray D. Risner. The employment agreements with Larry G. Ayers, Mark Diamond and Ray D. Risner expire on June 30, 1997. Each of the employment agreements with Gerald Diamond and Jean Diamond has a five-year term subject to automatic one-year extension of the five-year term, upon the expiration of each year of employment unless the SED Board notifies Mr. Diamond or Mrs. Diamond, as the case may be, within a specified time period during the year that the term of the agreement will not be extended.

    Gerald Diamond's employment agreement provides for an annual base salary of $475,757 (as of fiscal 1997), adjusted annually in accordance with increases in the Consumer Price Index. Mr. Diamond agreed to forego $75,000 of his salary for fiscal 1996. In addition, Mr. Diamond's employment agreement provides for incentive compensation in the form of an annual bonus equal to 5% of the Company's Pretax Adjusted Annual Income (as defined in the section entitled "Compensation Report of the Board of Directors of Southern Electronics Corporation"). In February 1995, the Board of Directors fixed Mr. Diamond's bonus payable for each year during the term of his employment agreement following fiscal year 1995 at Mr. Diamond's actual bonus for fiscal 1995 calculated in accordance with the above formula. Mr. Diamond's fiscal 1995 bonus was $178,250. Mr. Diamond agreed to forego his bonus for fiscal 1996.

    Mr. Diamond's employment agreement provides him with an automobile allowance and disability insurance coverage and includes a covenant not-to-compete with SED and the Company for a period of two years following termination of his employment.

    SED's employment agreements with Larry G. Ayers, Mark Diamond and Ray D. Risner each provide for annual base salaries of $134,009, $134,009 and $140,000, respectively (as of fiscal 1997).
SED's employment agreement with Jean Diamond provides for an annual base salary of $175,887 (as of fiscal 1997), adjusted as described in the previous sentence. All cash bonuses paid to Messrs. Ayers, Mark Diamond and Ray D. Risner and Ms. Jean Diamond for services rendered during fiscal 1994, 1995 and 1996 are included in the Summary Compensation Table appearing on page 17. Each of the employment agreements for Messrs. Ayers, Mark Diamond and Risner require SED to provide life and disability insurance coverage and include a covenant not-to-compete with the Company and SED for a period of one year following termination of employment. Jean Diamond's employment contract contains terms similar to those described in the previous sentence but includes a two-year non-competition covenant.

    Each of the foregoing employment agreements with Gerald Diamond, Larry G. Ayers, Jean Diamond, Mark Diamond and Ray D. Risner provides that if a "Change of Control" (as such term is defined below) occurs while the employee is employed by SED, and it the employee's employment is terminated involuntarily, or voluntarily by the employee upon the occurrence of certain events, the employee may notify SED and request a cash payment in an amount equal to the aggregate present value of all annual salary, bonuses and other benefits owing to the employee from the date of termination through the remainder of the term of his employment agreement, except that if the term remaining in the employee's employment agreement is less than twelve months, the employee shall receive such amounts on an annualized basis.

    Under each of the employment agreements, a "Change of Control" is deemed to have occurred when (i) any individual or entity, including related parties, becomes the beneficial owner of securities of the Company or SED representing 30% or more of the combined voting power of the Company's or SED's outstanding securities; (ii) the Company's Continuing Directors (a term defined to include directors as of the date of execution of the employment agreements and their duly approved successors) fail to constitute at least a majority of the members of the Board of Directors of the Company; and (iii) all or substantially all of the assets of the Company or SED are sold or otherwise transferred without the approval of the Continuing Directors.

                       CERTAIN TRANSACTIONS

    See the discussion in the section entitled under "Compensation Committee Interlocks and Insider Participation" for a discussion of certain transactions and arrangements among the Company and its affiliates.

       PROPOSAL 2 - AMENDMENT OF THE 1991 STOCK OPTION PLAN

Introduction

    The Company's 1991 Stock Option Plan permits Incentive Stock Options and Non-Qualified Stock Options to purchase up to an aggregate of 1,180,000 shares of common stock of the Company, subject to adjustment in the event of a recapitalization, merger, stock split or any other change in the corporate structure or shares of stock of the Company, to be granted to key employees (including officers and directors who are also employees) of the Company. The 1991 Stock Option Plan terminates on October 15, 2001. The form of the proposed amendment to the 1991 Stock Option Plan is attached hereto as Appendix A.

    The following description of the 1991 Stock Option Plan is qualified in its entirety by reference to the applicable provisions of the 1991 Stock Option Plan and agreements related to the 1991 Stock Option Plan. The 1991 Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

Administration

    The 1991 Stock Option Plan is administered by a committee (the "Committee") of the Company's Board of Directors. No one who is, or within one year prior to his becoming a member of the Committee was, granted or awarded shares pursuant to the 1991 Stock Option Plan or any other plan of the Company or an affiliate thereof may be appointed as a member of the Committee. The Committee currently consists of Cary Rosenthal and Stewart Aaron. The Company's Board of Directors may from time to time remove members from or add members to the Committee and may fill vacancies thereon. The Committee has conclusive authority to interpret the 1991 Stock Option Plan and may prescribe, amend and rescind rules and regulations relating to it.

Stock Subject to Options

    The stock subject to the options is the Company's authorized but unissued or reacquired Common Stock. On September 20, 1996, the closing price of the Company's Common Stock as reported by the Nasdaq National Market on that day was $9.375 per share.

Eligibility

    Persons eligible to receive options are key employees
(including officers and directors who are also employees) of the Company or any parent or subsidiary of the Company. As of September 6, 1996, approximately 150 key employees, nine executive officers and two employee directors were eligible to receive options under the 1991 Stock Option Plan.

Terms and Conditions of Options

    Options granted under the 1991 Stock Option Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Each option granted pursuant to the 1991 Stock Option Plan must be authorized by the Committee and must be evidenced by an agreement ("Agreement") containing the terms and conditions of the option, including the designation of the option as an Incentive Stock Option or a Non-Qualified Stock Option. Each Agreement must state
(i) the number of shares of Common Stock to which it pertains, (ii) the exercise price, (iii) the terms and conditions for payment,
(iv) the term of the option and the period(s) during the option term in which the optionee may exercise the option or portions thereof, and (v) that the option is not transferable by the optionee except as provided by the 1991 Stock Option Plan. In the event of a "Change of Control" (as defined in the 1991 Stock Option
Plan), all options then outstanding will become immediately exercisable in full and will remain exercisable for the remaining term of the options, regardless of any vesting schedule set forth in the Agreement.

    Each Agreement is to provide that any option or portion of an option that is unexercised at the time the optionee is no longer an employee of the Company, the parent or a subsidiary for any reason other than death or disability will terminate as of the date of such change in status (or up to three months thereafter if so specified in the Agreement and if the termination is not due to misconduct as described in the 1991 Stock Option Plan). If the optionee dies while an employee of the Company, the parent or a subsidiary or within 12 months after termination of employment with the Company, the parent or a subsidiary due to disability, his or her options may be fully exercised by his or her heirs or by the executor of his or her estate until the earlier of the expiration date specified in the Agreement or the first anniversary of the optionee's death. If the optionee's employment terminates due to disability, the optionee may fully exercise his or her options until the earlier of the expiration date specified in the Agreement or 12 months after termination of employment.

    In addition, each Agreement evidencing the grant of an Incentive Stock Option must provide that the exercise price shall not be less than 100% of the fair market value of the shares of Common Stock on the date of grant of the option (110% of the fair market value in the case of an optionee owning more than 10% the total combined voting power of all classes of stock of the Company or any parent or subsidiary thereof), provide that the option is not exercisable after the expiration of 10 years after the date the option is granted (5 years in the case of an optionee owning more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary thereof) and contain such limitations and restrictions upon the exercise of the option as are necessary in order that such option be an "incentive stock option" as defined in Section 422 of the Code or to conform to any change in the law.

Exercise Options

    The aggregate fair market value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. For purposes of this limitation all incentive stock option plans of the Company or a parent or subsidiary thereof shall be aggregated. To the extent the foregoing limit is exceeded the options exceeding the limit will no longer be treated as Incentive Stock Options, but will be treated as Non-Qualified Stock Options.

    The option price must be paid in cash unless the Committee provides in the Agreement that the option price may be paid otherwise. An Agreement may provide for any or all of the following alternative methods of payment: (i) by delivery to the Company of shares of Common Stock of the Company that the optionee has owned for at least six months prior to the exercise date and having a fair market value on the date of exercise that either alone or when combined with cash equals the purchase price; (ii) by receipt of the purchase price in cash from a broker, dealer or other creditor pursuant to instructions acceptable to the Committee; or (iii) by delivery of such other consideration as the Committee deems appropriate as set forth in the Agreement.

Amendment or Discontinuance of the 1991 Stock Option Plan

    The Board of Directors may, insofar as permitted by law, amend or discontinue the 1991 Stock Option Plan; provided, however, that the Board of Directors may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or advisable with respect to tax securities or other applicable laws. Stockholder approval is required for amendments materially increasing the number of shares of Common Stock subject to options and for material modifications to the eligibility requirements of the 1991 Stock Option Plan. No amendment or termination of the 1991 Stock Option Plan will affect an optionee's rights with regard to his or her options without the optionee's written consent.

Federal Income Tax Matters

    The following is a brief summary of the federal income tax consequences of awards made under the 1991 Stock Option Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state local or foreign tax consequences.

    An optionee is not required to recognize income upon the grant of a Non-Qualified Stock Option under the 1991 Stock Option Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a Non-Qualified Stock Option or portion thereof, the optionee recognizes compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price of the Common Stock. The Company generally will be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee, provided the Company satisfies applicable federal income tax withholding requirements. However, if the optionee is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred is determined will be the earlier of the last day of the six month period beginning on the date the "property" is "purchased" or the first day on which a sale of the "property purchased" will not subject the optionee to suit under Section 16(b) of the Exchange Act. Alternatively, if such an optionee makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The optionee will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

    An optionee is not required to recognize income upon the grant or exercise of an Incentive Stock Option. Instead, the optionee is taxed at the time he or she sells the Common Stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be capital gain and the Company will get no deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold by the optionee for an amount in excess of the fair market value on the date of exercise, the excess of the sale price over the fair market value on the date of exercise will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. If the optionee is subject to Section 16(b) of the Exchange Act, special rules may apply to determine the amount of ordinary income recognized upon the disposition. Exercise of an Incentive Stock Option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

Proposed Amendment

    The Board of Directors of the Company has approved, and recommends that the stockholders of the Company approve, an amendment to the 1991 Stock Option Plan to increase the number of shares authorized for issuance under the 1991 Stock Option Plan from 1,180,000 to 1,680,000.

Vote Required

    Approval of the proposed amendment to the 1991 Stock Option Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company represented and entitled to be voted at the Annual Meeting.

           The Board of Directors recommends a vote FOR the amendment of the 1991 Stock Option Plan.


                       INDEPENDENT AUDITORS

    The firm of Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended June 30, 1996 and the Board of Directors has reappointed this firm for fiscal 1997. A representative of this firm is expected to attend the meeting to respond to questions from stockholders and to make a statement if he so desires.

             STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

    Any stockholder of the Company wishing to submit a proposal for action at the Company's 1996 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than July 27, 1997 and must otherwise comply with the rules and regulations of the Securities and Exchange Commission applicable to stockholder proposals.

                          ANNUAL REPORT

    The Company's 1996 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not part of the proxy soliciting material.

                          OTHER MATTERS

    The Board of Directors does not know of any other matters to be presented at the Annual Meeting for action by stockholders. If any other matters requiring a vote of the stockholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

    The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable expenses in so doing.

    A list of stockholders entitled to be present and vote at the meeting will be available during the meeting for inspection by stockholders who are present.

    If you cannot be present in person, you are requested to mark, date, sign and return the enclosed proxy promptly. An envelope has been provided for your convenience. No postage is required if mailed in the United States.

                               By Order of the Board of Directors


                               /s/LARRY G. AYERS

                               Larry G. Ayers,
                               Secretary
                               October 1, 1996
                               Tucker, Georgia

                            APPENDIX A
                        THIRD AMENDMENT TO
                      1991 STOCK OPTION PLAN

                        THIRD AMENDMENT TO
                 SOUTHERN ELECTRONICS CORPORATION
                      1991 STOCK OPTION PLAN

    This Third Amendment, made on the 12th day of September, 1996, by Southern Electronics Corporation, a company organized and operating under the laws of the State of Delaware (the "Company");

                       W I T N E S S E T H:

    WHEREAS, the Board of Directors and stockholders of the Company adopted the Southern Electronics Corporation 1991 Stock
Option Plan (the "Plan");

    WHEREAS, the Board of Directors of the Company has authorized and reserved for issuance an additional 500,000 shares of Common
Stock, subject to stockholder approval; and

    WHEREAS, the Board of Directors desires to amend the Plan to reflect the issuance of additional Common Stock under the Plan:

    NOW, THEREFORE, the Company hereby amends the Plan effective immediately, by deleting the first and second sentences of Plan
Section 4 and inserting in lieu thereof the following:

         "The Company had previously authorized and reserved for issuance upon the exercise of Options granted pursuant to the Plan an aggregate of one million one hundred eighty thousand (1,180,000) shares of $.01 par value common stock (the "Common Stock") of the Company. Subject to shareholder approval, the Board of Directors of the Company has authorized and reserved for issuance upon the exercise of Options granted pursuant to the Plan an additional five hundred thousand (500,000) shares of Common Stock, resulting in an aggregate of one million six hundred eighty thousand (1,680,000) shares of Common Stock available for issuance under the Plan (the aggregate amount of shares of Common Stock available for issuance under the Plan is hereinafter referred to as the "Shares").

    Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Third Amendment.

    The Company shall submit this Third Amendment to its shareholders for approval at the 1996 Annual Meeting of Shareholders. Unless shareholder approval is obtained, both this Third Amendment and all outstanding Options granted after the date hereof in excess of the authorized Options available for issuance under the Plan as in effect prior to this Third Amendment shall be rendered immediately void and of no effect.

    IN WITNESS WHEREOF, the Company has caused this Third
Amendment to be executed and sealed as of the day and year set forth above.

                             SOUTHERN ELECTRONICS CORPORATION


                        By:/s/ Gerald Diamond
                               Gerald Diamond

                        Title: Chairman and Chief Executive Officer

ATTEST:


By:/s Larry G. Ayers
      Larry G. Ayers


Title: Secretary

    [CORPORATE SEAL]

[ATTACHMENT -- PROXY CARD]

                     SOUTHERN ELECTRONICS CORPORATION
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 1, 1996, and does hereby appoint Gerald Diamond and Larry G. Ayers, and either of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of Southern Electronics Corporation Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Southern Electronics Corporation to be held at the principal executive offices of the Company, 4916 N. Royal Atlanta Drive, Tucker, Georgia, at 12:00 p.m. on October 31, 1996 and at any adjournment(s) thereof:

  1.  Proposal 1:  Election of Directors

    FOR all nominees listed below        WITHHOLD AUTHORITY to vote
    (except as marked to the             for all nominees listed [box]
    contrary below) below [box]

    CLASS I: Nominee to fill the remainder of a term expiring in 1998: Mark Diamond

    CLASS II:  Nominees for a three-year term expiring in 1999:  Ray
               D. Risner and Cary Rosenthal

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

  2. Proposal 2: Proposal to amend the Company's 1991 Stock Option Plan to increase the number of shares available for issuance by 500,000.

    FOR [box]           AGAINST [box]         ABSTAIN [box]

  3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or at any adjournment(s) thereof. This Proxy may be revoked at any time prior to the voting thereof.

                        TO BE SIGNED ON OTHER SIDE

        PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

  This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is made, it will be voted in favor of Proposals 1 and 2. The proxies may vote in their discretion as to other matters that may properly come before the meeting.


                                    __________ Shares Common Stock

                                     ________________________________

                                     ________________________________

                                    Date ______________________ , 1996


                                   Please sign exactly as your name(s)
                                   appear hereon, and when signing
                                   as attorney, executor, administrator,
                                   trustee or guardian, give your full
                                   title as such.  If the signatory is
                                   a corporation, sign the full
                                   corporation name by a duly
                                   authorized officer.